For Further Information

Randy Kohn, Chief Executive Officer

843-522-1228 or email: randyk@lowcountrybank.com

James L. Pate, Chief Financial Officer

843-522-1228 or email: jimmy@lowcountrybank.com

February 28, 2007

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY

Reports Yearly Earnings

February 28, 2007 – Beaufort, SC - Coastal Banking Company, Inc., holding company for Lowcountry National Bank, Beaufort, South Carolina and First National Bank of Nassau County, Fernandina Beach, Florida, reported financial performance for the year ended December 31, 2006.

Total net income for the year ended December 31, 2006 was $3,360,000 compared to $1,509,000 for the year ended December 31, 2005. Diluted income per average share outstanding increased 34% during 2006 to $1.30 from $.97 per share in 2005. Net income includes earnings of First National for all twelve months of 2006 compared to the final three months of 2005, following the merger of First Capital Bank Holding Corporation with Coastal on October 1, 2005. In the third quarter of 2006, the company sold a potential branch site in Okatee, South Carolina and expensed capitalized costs associated with branch expansion for a net increase in after-tax income of $.05 per share diluted. For the quarter ended December 31, 2006 Coastal earned $844,000 or $.33 per share diluted compared to $657,000 or $.27 per diluted share for the fourth quarter of 2005.

Total assets grew by 20.0% or $71.0 million to $426.2 million during 2006. Total loans increased by 20.4% or $49.5 million to $291.8 million and total deposits increased by 18.7% or $53.7 million to $340.1 million. Shareholders’ equity totaled $43.2 million, and tangible equity totaled $32.2 million at December 31, 2006.

Randy Kohn, Chief Executive Officer of Coastal and Lowcountry noted several key accomplishments for the company in 2006. In April, the company consolidated each of the accounting, data processing and deposit operations areas of the two banks in order to improve efficiencies. Lowcountry began construction of its new branch in Port Royal in order to expand its footprint in the Beaufort market. This office is expected to be operational by the end of the first quarter, 2007. On June 30, 2006 Coastal closed its second trust preferred offering which provided $4.0 million in new capital to the two banks. In October, the company, through First National, acquired the Meigs, Georgia office of Cairo Banking Company. The office is now operated as a branch of First National. Mike Sanchez, President of Coastal and First National noted, “This entrance into Georgia allows the company to expand it branching presence in the coastal corridor between its South Carolina and Florida markets.” In addition to the Meigs, Georgia office, First National operates a loan production office in Savannah, Georgia.

Commenting on 2006 performance, Randy Kohn, CEO of Coastal stated, “Our improved earnings performance is a direct result of additional earnings of First National Bank, increased earning assets outstanding at both banks and a generally favorable economy during the year.” Kohn also added “Both the Beaufort and Fernandina real estate loan markets have begun to slow as the real estate sector in general has slowed.”

Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC.  Its stock is traded over the counter under the symbol (OTC: CBCO.OB).  Earnings performance and balance sheet information for 2005 reflects the acquisition of First Capital Bank Holding Corporation, which was completed on October 1, 2005.

Coastal Banking Company Inc.
Selected Financial Data

	December 31, 2006	December 31, 2005

Total Assets	426,210,069	355,168,137
Total Shareholders equity	43,171,486	39,315,168
Total Shareholders equity – Tangible	32,215,806	28,479,198

Total allowance for loan losses	3,474,640	2,862,992
Allowance to gross loans outstanding	1.19%	1.18%
Net charge offs as % of average gross loans	0.04%	0.03%

Shares outstanding	2,402,594	2,369,263
Book Value Per Share	17.97	16.59
Book Value Per Share – Tangible	13.41	12.02

	December 31, 2006	December 31, 2005
Year ending:
Net Income	3,359,537	1,509,370
Basic earnings per share	1.41	1.09
Diluted earnings per share	1.30	0.97

Weighted average shares outstanding Basic	2,377,942	1,390,751
Weighted average shares outstanding Diluted	2,581,329	1,561,290

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.